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                                                                     Exhibit 8.1

Direct Dial:     (215) 569-5500
Fax:             (215) 569-5555
Email:           www.blankrome.com


                                   May 3, 2002




Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, New Jersey  08034-5400

                  Re:   Commerce Capital Trust II - Federal Income Tax Matters
                        ------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Commerce Bancorp, Inc. (the "Company") and Commerce Capital Trust II (the "Trust") in connection with the filing of a Registration Statement on Form S-3 (Registration Number ___________) with the Securities and Exchange Commission (the "Registration Statement"), covering (i) $200,000,000 in aggregate liquidation amount of convertible trust preferred securities (the "Convertible Preferred Securities"), (ii) $200,000,000 in aggregate principal amount of the Company's 5.95% junior subordinated debentures due March 1, 2032 (the "Convertible Debentures"), (iii) 3,791,200 shares (subject to adjustment under certain circumstances) of the Company's common stock, $1.00 par value per share, issuable upon conversion of the Convertible Preferred Securities, and (iv) the guarantee of the Convertible Preferred Securities (the "Guarantee") pursuant to the Guarantee Agreement, dated March 11, 2002, by and between the Company and The Bank of New York, as guarantee trustee (the "Guarantee Agreement"). Capitalized terms used herein that are not otherwise defined herein have the meaning assigned to such terms in the Indenture, dated March 11, 2002, between the Company and The Bank of New York, as debenture trustee (the "Indenture").

         Our opinions are based upon our understanding of the facts of an incident to the transaction as described in the Registration Statement and upon the condition that those facts are true, correct and complete. In rendering our opinion, we have examined and are relying upon the truth and accuracy, at all relevant times on the statements, covenants, representations and warranties contained in the following documents:

         (i)   The Registration Statement;

         (ii)  The Indenture;

         (iii) The Guarantee Agreement;


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Commerce Bancorp, Inc.
May 3, 2002
Page 2

         (iv) The Amended and Restated Declaration of Trust dated as of March 11, 2002 (the "Declaration") among the Trust, the Company, The Bank of New York, The Bank of New York (Delaware), the Administrative Trustees named therein and the holders from time to time of undivided beneficial interests in the assets of the Trust;

         (v)   The Convertible Preferred Securities;

         (vi)  The Convertible Debentures; and

         (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In addition, we have assumed that (i) each of the Indenture, the Guarantee Agreement, the Declaration; the Convertible Preferred Securities and the Convertible Debentures will not be amended in any material respect; and (ii) the Trust will at all times be operated in accordance with the terms of the Declaration.

         In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and further, that there has been or will be due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of these documents.


                                     Opinion


         Based solely upon the foregoing, we are of the opinion that, for Federal income tax purposes:

         1. The Trust will not be classified as a partnership, or as an association or publicly traded partnership taxable as a corporation for United States Federal income tax purposes and, instead, under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"), will be treated as a grantor trust, and the beneficial owners of the Convertible Preferred Securities will be treated as owning undivided pro rata interests in the income and corpus of the Trust; and


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Commerce Bancorp, Inc.
May 3, 2002
Page 3


         2. Subject to the qualifications and limitations contained therein, the discussion set forth in the Registration Statement under the caption "United States Federal Income Tax Consequences" fairly presents the current United States Federal income tax law applicable to the Trust and the material United States Federal tax consequences to a United States person of the purchase, ownership and disposition of the Convertible Preferred Securities and, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

         This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein. No opinion is expressed with respect to foreign, state and local taxes, Federal or state securities law, or any other foreign, Federal, state or local law not expressly referenced herein.

         Our opinions are based on the current provisions of the Code, applicable Treasury Regulations promulgated thereunder, rulings, procedures, and other pronouncements published by the Internal Revenue Service (the "Service") and judicial interpretations thereof, all as in effect as of today's date. Such laws, regulations, rulings, case law, pronouncements and judicial interpretations are subject to change either prospectively or retroactively, and such change may adversely affect the continuing validity of the opinions set forth below.

         Our opinions set forth our legal judgment, and are not binding on the Service or any court. Moreover, we note that a court's decision regarding matters upon which we opine herein is based on the court's own analysis and interpretation of the factual evidence before the court and of applicable legal principles.

         Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

          We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and may not be reproduced, quoted in whole or in part, referred to in any other context, filed with any governmental agency, or relied upon for any purpose by any other person without our express written consent. We do, however, consent to the reference to our firm under the caption "United States Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                         /s/ BLANK ROME COMISKY & McCAULEY LLP
                                         BLANK ROME COMISKY & McCAULEY LLP